EXHIBIT 3

Vivus - Why Change Is Needed Now

First Manhattan Co.

Press releases and other documents

•	First Manhattan Continues to Seek Settlement Despite Bad Faith Negotiating Tactics From Vivus’s Existing Board-July 16th 2013 [ PDF ]

•	First Manhattan Asks Delaware Court to Certify Results of Vivus’ Annual Meeting-July 16th, 2013 [ PDF ]